EXHIBIT 99.1
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SUTRON CORPORATION REPORTS SECOND QUARTER 2006 RESULTS

AUGUST 8, 2006, STERLING, VA... Sutron Corporation, a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended June 30, 2006.

FINANCIAL HIGHLIGHTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2006:

-- Sales revenue was up 40% to $4,421,174 from $3,157,884 in the second quarter of 2005.

-- Net income was up 285% to $508,731 from $131,979 in the second quarter of 2005.

-- Earnings per share were $0.12 versus earnings of $0.03 per share during the second quarter of 2005.

-- Gross margin was 37% versus 40% in 2005.

"We are pleased with our second quarter results which included approximately $816,000 of contract revenue from the Central Water Commission (CWC) of India contract and approximately $240,000 of contract revenue from the India Meteorological Department (IMD) contract" said Raul McQuivey, Sutron's Chairman and Chief Executive Officer. "We did complete the shipment of all IMD equipment in the second quarter. Equipment shipments to CWC were scheduled for earlier in the year, but were delayed by CWC due to an import license issue related to satellite transmission equipment. We anticipate that CWC will resolve this issue; which affects only the import of our SatLink transmitter and antenna, during the third quarter. Other CWC system equipment began shipment in July 2006 and will be completed within the next three to four months."

"Due to India's fast growing economy and investment in significant infrastructure projects including hydrometeorological monitoring systems and airport weather systems, we view India as a strategic market. We have devoted significant time and resources to establish a branch office and a wholly owned subsidiary in India. We are aware of many future significant opportunities in India and we will continue to invest resources there.

During the second quarter, we also completed a substantial amount of work under a subcontract with Prime Controls to install monitoring stations on three canals in New Orleans for the U.S. Army Corps of Engineers. This work resulted in sales revenue of approximately $580,000 during the quarter. Our margins during the second quarter were affected by our product mix as projects such as Prime Controls, CWC and IMD do not provide as high margins as standard equipment sales. We anticipate higher product sales in the third and fourth quarters, as compared to the second quarter, due to projected government fiscal year end spending and replacement needs."

"Higher customer orders were received during the second quarter of 2006 as compared to 2005 and major orders are highlighted below. Total customer orders for the second quarter of 2006 were up 39% to approximately $4,355,000 from $3,143,000 in 2005. Total 2006 customer orders thru June 30, 2006 were approximately $8,202,000 and combined with our 2005 year end backlog totaled approximately
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$19,042,000 as compared with 2005 orders of approximately $6,169,000 and a combined total of $11,790,000 in 2005. We anticipate that approximately 80% of the combined 2006 total will convert to sales revenue in 2006."


FOR THE SIX MONTHS ENDED JUNE 30, 2006:

-- Revenue was up 20% to $8,497,282 from $7,051,817 in the first six months of 2005.

-- Net income was up 65% to $868,170 versus net income of $524,270 in the first six months of 2005.

-- Earnings per share were $0.20 versus $0.12 per share during the first six months of 2005.

-- Gross margin was 40% versus 41% in 2005.


OTHER Q2 2006 HIGHLIGHTS

Among other Q2 2006 highlights, Sutron:

-- Received an order totaling $705,887 from Prime Controls to install monitoring stations in New Orleans on three primary water control canals for the US Army Corps of Engineers.

-- Received three orders equaling $603,939 from the South Florida Water
   Management District (SFWMD) for supplemental engineering services.

-- Was awarded a $409,801 order from the US Army Corps of Engineers to modernize three locks in New Orleans.

-- Received a $336,470 order from the US Geological Survey's HIF for Sutron's
   GOES Satellite transmitter/Logger, SatLink2, and various sensors for measuring water level. This order is primarily to replace equipment damaged as a result of Hurricane Katrina in Alabama, Mississippi, Louisiana and Texas.

-- Was awarded a $301,988 order from the Kenya Met Service to provide 12
   Automatic Weather Stations (AWS) and three Tide Stations, all reporting to the Kenya Met Service for forecasting purposes. This first order represents the initial phase of establishing a complete country-wide AWS/Tide Station Monitoring System.

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS REGARDING OUR EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, FINANCING PLANS, BUSINESS STRATEGY, PRODUCTS AND SERVICES, COMPETITIVE POSITIONS, GROWTH OPPORTUNITIES, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AS WELL AS STATEMENTS THAT INCLUDE WORDS SUCH AS "ANTICIPATE," "IF," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," "INTEND," "MAY," "SHOULD" AND OTHER SIMILAR EXPRESSIONS ARE FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND CONTINGENCIES WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE, OR ACHIEVEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN OUR FILINGS WITH THE SEC, INCLUDING THE DISCLOSURE UNDER THE HEADING "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A FILED ON JUNE 15, 2005. WE ARE UNDER NO OBLIGATION TO UPDATE OR ALTER OUR FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.